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                                                                     EXHIBIT 8.2

                          [ATER WYNNE LLP LETTERHEAD]


                                   June 15, 2001


Integrated Measurement Systems, Inc.
9525 S.W. Gemini Drive
Beaverton, OR 97008

Gentlemen and Ladies:

     We are acting as tax counsel to Integrated Measurement Systems, Inc., an Oregon corporation ("IMS") in connection with the merger (the "Merger") involving IMS, Iguana Acquisition Corporation, an Oregon corporation ("MergerSub") and Credence Systems Corporation, a Delaware corporation ("Credence").

     The Merger is structured as a statutory merger of MergerSub with and into IMS in which IMS will be the surviving entity (IMS, following the Merger, will be referred to as the "Surviving Corporation"), in accordance with that certain Agreement and Plan of Merger and Reorganization among IMS, MergerSub and Credence, dated as of May 16, 2001, and the exhibits thereto (the "Agreement"). Except as otherwise indicated herein, capitalized terms used in this opinion are defined in the Agreement.

     For purposes of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, representations and warranties contained in the following documents:

     1.   The Agreement (including exhibits thereto);

     2.   The Registration Statement; and

     3. Such other instruments and documents related to the formation, organization and operation of Credence, MergerSub and IMS or the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.
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Integrated Measurement Systems, Inc.
June 15, 2001
Page 2


     In rendering this opinion, we have assumed or obtained representations and are relying thereon (without any independent investigation or review thereof) that:

     1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

     2. Any representation or statement referred to above made "to the best of knowledge" or otherwise similarly qualified is correct without such qualification;

     3.   The Merger will be effective under applicable state law; and

     4. All representations, warranties and statements made or agreed to by Credence, MergerSub, and IMS, their managements, employees, officers, directors and stockholders in connection with the Merger, including, but not limited to, those set forth in the Agreement (including exhibits thereto) are true and accurate at all relevant times.

     Based on the foregoing documents, materials, assumptions and information, and subject to the qualifications and assumptions set forth herein, it is our opinion that, if the Merger is consummated in accordance with the provisions of the Agreement and the exhibits thereto the statements regarding United States federal income tax consequences set forth in the Registration Statement under the heading "The Merger and Related Transactions -- Material Federal Income Tax Considerations," insofar as they constitute statements of law or legal conclusions, are correct in all material respects.

     This opinion is based on the existing provisions of the Code, Treasury Regulations (including Temporary and Proposed Treasury Regulations) promulgated under the Code, published Revenue Rulings, Revenue Procedures and other announcements of the Internal Revenue Service (the "IRS") and existing court decisions, any of which could be changed at any time. Any such changes might be retroactive with respect to transactions entered into prior to the date of such changes and could significantly modify this opinion. We undertake no responsibility to advise you of any subsequent developments in the application, operation or interpretation of the federal income tax laws.

     No opinion is expressed as to any transaction other than the Merger, including any transaction undertaken in connection with the Merger. No opinion is expressed as to any federal, state or local, foreign or other tax consequences, other than as set forth in the Registration Statement under the heading "The Merger and Related Transactions -- Material Federal Income Tax
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Integrated Measurement Systems, Inc.
June 15, 2001
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Considerations."  In particular, we express no opinion regarding (i) the amount, existence or availability after the Merger, of any of the federal income tax attributes of Credence, MergerSub or IMS (including, without limitation, foreign tax credits or net operating loss carryforwards, if any, of Credence, MergerSub, or IMS); (ii) any transaction, other than the Merger, in which shares of common stock of IMS are acquired or shares of common stock of Credence are disposed of; (iii) the potential application of the "disqualifying disposition" rules of Section 421 of the Code to dispositions of shares of common stock of IMS; (iv) the effects of any shares of common stock of Credence acquired by the holder thereof in exchange for stock acquired subject to the provisions of Section 83(a) of the Code; (v) the effects of the Merger on any payment that is or may be subject to Section 280G of the Code; or (vi) the effects of the Merger on a holder of options to acquire shares of common stock of IMS, whether vested or nonvested, compensatory or noncompensatory, statutory stock options or nonstatutory stock options.

     In reviewing this opinion, you should be aware that this opinion represents our conclusions regarding the application of existing federal income tax law to the Merger. If the facts vary from those relied upon (including if any representations, covenants, warranties or assumptions upon which we have relied are inaccurate, incomplete, breached or ineffective), this opinion could be inapplicable. You should be aware that an opinion of counsel represents only the best legal judgment of counsel, and has no binding official status of any kind, and that no assurance can be given that contrary positions may not be taken by the IRS or that a court considering the issues would not hold otherwise.

     This opinion is being delivered solely in connection with the filing of the Registration Statement; it may not be relied upon or utilized for any other purpose or by any other person or entity, and may not be made available to any other person or entity, without our prior written consent. We do however, consent to (i) the filing of this opinion as an exhibit to the Registration Statement and (ii) in connection with the delivery of this opinion, the use of our name in the Registration Statement wherever it appears with respect to the discussion of the federal income tax consequences of the Merger. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                              Very truly yours,

                              /s/ ATER WYNNE LLP

                              ATER WYNNE LLP